EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
August 14, 2007		tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
judy.graham-weaver@airtran.com
678.254.7448

David Hirschman
david.hirschman@airtran.com
678.254.7465

AIRTRAN HOLDINGS, INC., PRESENTS NEW OFFER FOR MIDWEST AIR GROUP, INC.

- After Urging from Midwest Shareholders, AirTran Increases Bid -

ORLANDO, Fla. (August 14, 2007) – AirTran Holdings, Inc. (NYSE: AAI) the parent of AirTran Airways, today announced that, at the request of Midwest shareholders, AirTran has increased its offer for Midwest Air Group (Amex: MEH), to $16.25 per share in a negotiated merger transaction.

The offer includes $10.00 per share in cash and 0.6056 of a share of AirTran common stock. Based on the closing price of AAI on August 13, 2007, the total value of AirTran’s increased offer represents approximately $445 million.

“Owners of Midwest recognize the overwhelming benefits of forming a truly national, low-cost, efficient carrier that will add flights, increase jobs and lower fares,” said Joe Leonard, AirTran Airways Chairman and CEO. “Midwest’s shareholders are concerned that the acquisition of Midwest by a private equity firm, along with Northwest Airlines, will block competition, raise fares, reduce employment levels and reduce service.

“There is very serious concern among Midwest stakeholders that their interest and those of Midwest employees and communities will not be well served by the proposed acquisition of Midwest by the private equity/Northwest group and that, in any event, antitrust issues may prevent a deal with Northwest from ever closing,” Leonard said. “Clearly, our increased offer represents more value and the best course for the future for Midwest owners, employees and customers.”

AirTran Airways, a Fortune 1000 company, offers passengers more than 700 affordable, daily flights to 56 destinations throughout the United States. The airline is the second-largest carrier at its hub, Hartsfield-Jackson Atlanta International Airport, and one of America’s largest low-fare airlines. With more than 8,800 friendly Crew Members and free online booking on airtran.com, AirTran Airways makes travel both pleasant and convenient. The airline flies America’s youngest all-Boeing fleet, composed of the fuel-efficient Boeing 737-700 and 717-200 aircraft. AirTran Airways was also the first to install XM

-more-

Satellite Radio on a commercial aircraft and the only airline with Business Class seating on every flight. For more information, visit airtran.com.

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Editor’s note: In the event a negotiated agreement is reached between AirTran Holdings Group, Inc and Midwest Air Group, Inc., investors are urged to read the information which would be filed with the United States Securities and Exchange Commission in connection with such a merger, including the amended registration statement to be filed by AirTran with respect to its Registration Statement (No. 333-139917) on Form S-4 (the “Registration Statement”) which would be filed with the Securities and Exchange Commission relating to the AirTran common stock to be issued in connection with such a transaction, the joint proxy statement/ prospectus and related proxy materials which would be sent to the holders of common stock of AirTran Holdings, Inc. and to the holders of common stock of Midwest Air Group, Inc. to solicit their respective approvals of a merger agreement and the transactions contemplated thereby, each of which would contain important information, including a copy of any merger agreement as an exhibit, and any amendments or supplements to those documents. Such documents, when and if filed, will be available free of charge from the SEC website at www.sec.gov. Any combined proxy statement/prospectus of Midwest and AirTran will be sent, free of charge, to persons who are holders of AirTran Common Stock as of the record date for an AirTran Special Meeting and to holders of Midwest Common Stock as of the record date for a Midwest Special Meeting.